EXHIBIT 10.1

August 19, 2013

Thomas Camp
[Address]

Dear Thomas:
This letter agreement (the “Agreement”) will confirm that we have agreed to the following terms and conditions regarding your separation from employment with LoJack Corporation (“LoJack” or the “Company”) and with LoJack Equipment Ireland Ltd (“LJEI”), for good and valuable consideration more fully described below.
1.    Employment Status. The parties have mutually agreed that your employment with LoJack and LJEI will terminate effective as of August 19, 2013 (“Termination Date”). As of the Termination Date, you will also no longer hold the position of officer or employee of any LoJack subsidiary or director of any LoJack affiliates.
2.     Severance Payments. Provided that you execute this Agreement and do not revoke your signature, then LoJack will pay you forty-two (42) weeks of severance (the “Severance Period”). Your severance pay will be calculated at a rate equal to your current biweekly gross salary of $9,269.38 and will be less withholdings as required by law or as authorized by you, including withholding for the employee portion of COBRA coverage. Subject to your compliance with the provisions of this Agreement, your severance payments will be made to you in equal biweekly installments in accordance with LoJack’s usual pay schedule starting on the first regular pay date after the expiration of the Revocation Period described in Paragraph 8 below.
3.    Vacation and Other Pay. Regardless of whether you sign this Agreement, on the Termination Date, LoJack will pay you the balance of your vacation days accrued but not yet taken as of the Termination Date, less withholdings as required by law. In addition, you will be paid two (2) weeks of pay in lieu of notice.
4.    Benefits. Your right to continue coverage under LoJack’s group dental and medical insurance plans under COBRA, 29 U.S.C. §1161 et seq., will commence on August 20, 2013. Benefit Concepts, LoJack’s COBRA administrator, will provide you with separate written information and notification of your right to continue such coverage. If you elect to continue coverage under COBRA, subject to your compliance with the provisions of this Agreement, LoJack will pay the employer portion of the premium for such coverage through the Severance Period and the employee portion will be deducted from your severance payments. At the end of the Severance Period, your continuation of such coverage will be at your sole expense. The Company will provide outplacement services in accordance with the Company’s policy, through New Directions. New Directions and Human Resources will provide specifics outlining the benefits of this executive program. Your eligibility to participate in all other of LoJack’s benefit plans and programs will end on the Termination Date. Your Change in Control Agreement with the Company, dated March 7, 2012, shall terminate as of 90 days following the Termination Date and, pursuant to the terms of the Change in Control Agreement, be of no further force and effect as of 90 days following the Termination Date. LoJack will also support your tax preparation for the 2013 calendar year, so long as your taxes are filed no later than April 15, 2014 or we receive written notification of an extension or request thereof. An invoice of services may be submitted to LoJack for reimbursement and all reimbursements will be made no later than December 31, 2014. This will be a taxable benefit to you.
You may elect to convert your Basic Life Insurance coverage to an individual policy with Reliance Standard Insurance Company. You also have the option to port any voluntary life insurance you have through LoJack. If you are interested in exploring either or both of these options, please contact the Benefits Department at LoJack for the appropriate forms as soon as possible. Please note that you only have 31 days from the Termination Date to submit these forms to Reliance Standard Insurance Company in order to convert/port your current coverage to individual policies.

If you have ever been a participant in the LoJack 401(k) Plan, you will receive an action package from Fidelity Investments within the next few weeks from your Termination Date informing you of your distribution/rollover options.
5.     2013 Bonus: Subject to your compliance with the provisions of this Agreement, you shall be eligible to receive the prorated portion (for the period of time actually worked prior to your Termination Date) of your annual bonus for 2013, to be paid no later than March, 15, 2014, if earned, in accordance with the terms of the Company’s Annual Incentive Plan and consistent with the annual bonuses paid to the Company’s executive officers at such time under the Annual Incentive Plan. Any such bonus payment remains subject to the Company’s clawback policy.
6.     Equity Awards: Except as otherwise provided in this Section 6, your outstanding equity grants shall be governed by the terms of the Company’s 2008 Stock Incentive Plan and the respective grant documents, including the stock option agreements and restricted stock agreements, as the case may be.
(a) Subject to your execution, and the effectiveness, of this Agreement, on the effective date of this Agreement (i) your February 2011 time-based restricted stock grant will become fully vested, (ii) you will become vested in another two-thirds of the shares (i.e., 4,000 shares) granted under your May 2012 time-based restricted stock grant and (iii) you will become vested in one-third of the shares (i.e., 3,124 shares) granted under your May 2013 time-based restricted stock grant. All other non-vested shares underlying the May 2013 time-based restricted stock grant will be forfeited on the Termination Date.
(b) Your May 2012 performance share grant shall vest or be forfeited in a manner, and at such time, consistent with the Compensation Committee’s treatment of such performance shares for all other executive officers in early 2014. Your May 2013 performance share grant shall be forfeited in its entirety on the Termination Date.
(c) The unvested portion of your stock option grants shall be forfeited in their entirety on the Termination Date. You shall be entitled to exercise all vested stock options for a period of three (3) months following the Termination Date.
7.    General Release of Claims. In exchange for the promises set forth herein, you, on behalf of yourself and your heirs, executors, administrators and assigns, hereby release and forever discharge LoJack Corporation and its directors, officers, employees, agents, successors and assigns (the “Releasees”), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against the Releasees, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, The Genetic Information Nondiscrimination Act of 2008, the Older Workers Benefit Protection Act, the Family and Medical Leave Act and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of your employment or the termination of your employment with LoJack. You also hereby waive any claim for reinstatement, attorney’s fees, or costs. You represent that you have not previously filed or joined in any complaints, charges or lawsuits against LoJack pending before any governmental agency or court of law relating to your employment and/or the cessation thereof.
For the avoidance of doubt, you hereby agree to waive and release any and all claims you have or may have against LJEI however so arising from your employment or the termination thereof under the laws and regulations of Ireland including claims at common law or under statute including but not limited to:
i.    Carer’s Leave Act 2001;
ii.    Data Protection Acts 1988 & 2003;
iii.    Employment Equality Acts 1998 to 2011;

iv.	European Communities (Protection of Employees on the Transfer of Undertakings) Regulations 2003;
v.    Freedom of Information Acts 1997 & 2003;
vi.    Industrial Relations Acts 1946 to 2012;
vii.    Maternity Protection Acts 1994 & 2004;
viii.    Minimum Notice and Terms of Employment Acts 1973 to 2005;

ix.    National Minimum Wage Act 2000;
x.    Organisation of Working Time Act 1997;
xi.    Parental Leave Acts 1998 & 2006;
xii.    Payment of Wages Act 1991;
xiii.    Pensions Acts 1990 to 2012;
xiv.    Protection of Employees (Fixed-Term work) Act 2003;
xv.    Protection of Employees (Part Time Work) Act 2001;
xvi.    Protection of Employment Acts 1977 to 2007;
xvii.    Protection of Employees (Temporary Agency Work) Act 2012;

xviii.	Protection of Employment (Exceptional Collective Redundancies and Related Matters) Act 2007;
xix.    Redundancy Payments Acts 1967 to 2012;
xx.    Safety, Health and Welfare at Work Act 2005;
xxi.    Terms of Employment (Information) Acts 1994 to 2012;
xxii.    Unfair Dismissals Acts 1977 to 2007.
This General Release of Claims shall not apply to (a) any vested interest you may have in any 401(k), pension or employee welfare plan by virtue of your employment with LoJack; (b) any claim that may arise after you sign this Agreement; (c) any claim that may not be waived by law; (d) any claim by you to enforce this Agreement, and (e) any right you may have to file, cooperate or participate in any proceeding before a fair employment practices agency; provided, however that you hereby waive any right to recover any monetary benefits or damages in connection with any proceeding brought against LoJack on your behalf or on behalf of a class of which you may be a member.
8.    Waiver of Rights and Claims Under the Age Discrimination and Employment Act and the Older Workers Benefit Protection Act.
a.    You have been informed that since you are 40 years of age or older, you have or might have specific rights and/or claims under the Age Discrimination and Employment Act and/or the Older Workers Benefit Protection Act. In consideration for the compensation described in paragraph 2 herein, you specifically waive such rights and/or claims to the extent that such rights and/or claims arose prior to the date this Agreement was executed.
b.    You have the right to and should consult with an attorney of your own choice prior to signing this Agreement.
c.    You have until twenty-one (21) days from your receipt of this Agreement to decide whether to sign it.
d.    You will have seven (7) days after signing this Agreement to revoke your signature (the “Revocation Period”). If you intend to revoke your signature, you must do so in a writing addressed and delivered to me prior to the end of the 7-day revocation period. This Agreement shall not be effective, and neither LoJack nor you shall have any rights or obligations hereunder, until the expiration of the 7-day Revocation Period.

9.     Affirmation of Continuing Obligations; Return of LoJack Property. All documents, records, materials, software, equipment, office entry cards or keys and other physical property, and all copies of the same that have come into your possession or been produced by you in connection with your employment, have been and remain the sole property of LoJack. You agree that you have returned all such property to LoJack by the Termination Date.

10.    Non-solicitation; Non-hire; Covenant Against Competition. You agree that for a period of one (1) year after the Termination Date (the “Restricted Period”) you will not, directly or indirectly, on your own behalf or on behalf of any third person or entity, and whether through your own efforts or through the efforts or employing the assistance of any other person or entity (including without limitation any consultant or any person employed by or associated with any entity with whom you are employed or associated):
(a) knowingly hire or employ any employee of LoJack, or solicit or induce any such employee to terminate his/her employment or other relationship with LoJack.
(b) solicit or accept business, compensation, employment or other position from or own any interest in (i) any former or present partners, affiliates or foreign licensees of LoJack or with Absolute Software Inc. or SC Integrity Inc.; or (ii) any person or entity engaged in any aspect of the business of stolen vehicle tracking and recovery, the tracking, location or recovery of valuable mobile assets including safety and security vehicle telematics applications, or the tracking and rescue of people at risk; provided, however, that this Section 10(b) shall not limit or restrict you or your employer from providing professional accounting, consulting or advisory services to LoJack, its officers or its licensees. You acknowledge that (i) the principal business of the Company (which expressly includes for purposes of this Section 10 and any related enforcement provisions hereof, its successors and assigns) is the offering of products and services relating to stolen vehicle tracking and recovery, the tracking, location or recovery of valuable mobile assets including safety and security vehicle telematics applications and the tracking and rescue of people; (ii) LoJack is one of the limited number of persons who have developed such a business; (iii) LoJack’s business is national and international in scope; (iv) your work for LoJack has given you access to the confidential affairs and proprietary information of the Company; (v) your covenants and agreements contained in Section 9 and this Section 10 are essential to the business and goodwill of LoJack; and (vi) LoJack would not have entered into this Agreement but for the covenants and agreements set forth in Section 9 and this Section 10. Accordingly, you covenant, agree and acknowledge that (i) you have had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the restrictive covenants are reasonable in geographical and temporal scope and in all other respects. It is the express intent of the parties that (a) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the fullest extent compatible with applicable law; and (b) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
11.    Confidentiality. You agree to keep strictly confidential, not to make public and not to disclose to anyone in any manner the terms of this Agreement except to your immediate family, state and federal tax authorities, your attorneys, tax preparers, accountants or other professional advisers, and except as may be necessary to enforce the Agreement or upon court order. You also may disclose this Agreement if required to do so in conjunction with any claim that you may file for unemployment compensation benefits.
12.    Mutual Non-Disparagement. You agree not to take any action or make any statement or communication, written or oral, or make any posting on any website, blog or by any other electronic means, that disparages or criticizes LoJack or any of its affiliates, or their respective officers, directors, employees, shareholders, or agents, or that would reasonably be expected to, or that does in fact, impugn, attack, is otherwise critical of, or damage any of their business or personal reputations or goodwill or that interferes with, impairs or disrupts LoJack's normal business operations. The Company’s Directors, Executive Officers and Officers will not take any action or make any statement, written or oral, that disparages or criticizes you.

13.    Litigation and Regulatory Cooperation. You agree you will cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your cooperation in connection with such claims or actions shall include, without limitation, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. You further agree you will cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall provide you with compensation for such litigation and consulting cooperation at an hourly rate of $200.00, and reimburse you for all costs and expenses incurred in connection with your performance under this Section 13.
14.    Section 409A. In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if you are determined to be a “specified employee” as defined in Section 409A of the Code at the time any payment of nonqualified deferred compensation is made, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of your separation of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments of benefits ultimately paid or provided to you) until the date that is six months following your Termination Date with the Company and its affiliates (or the earliest date as is permitted under Section 409A of the Code).
Further, it is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, applied and to the minimum extent necessary, amended, so that this Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code. Any reference in this Agreement to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
15.    Indemnification. To the full extent permitted by law and subject to the Company’s Bylaws, the Company shall indemnify you with respect to any actions commenced against you as a former director or officer of the Company and its subsidiaries and affiliates. The Company hereby confirms that you will remain covered under the Company’s directors’ and officers’ liability insurance with respect to any action or omission you took as an officer or director of the Company and its subsidiaries and affiliates.
16.    General Provisions.
a)    Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions, or any part, hereof.
b)    Enforcement; Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. You agree that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the Commonwealth of Massachusetts and you hereby consent to jurisdiction in courts located in the Commonwealth of Massachusetts with respect to all matters arising out of or related to this Agreement.
c)    Entire Agreement. This Agreement constitutes the entire agreement between you and LoJack concerning the terms and conditions of your separation from employment with LoJack, including all compensation and treatment of prior equity awards in connection therewith and, unless otherwise stated herein, supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and LoJack on such subject matters, except as provided in Paragraph 7. You agree that LoJack has not made any warranties, representations or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.
d)    Modification and Waiver. This Agreement may be amended or modified only by a written instrument signed by you and an authorized representative of LoJack. The failure of you or LoJack at any time to require the performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same provision.

Please indicate your understanding and acceptance of this Agreement by signing and returning one copy to me. The other copy is for your records.
Sincerely,
/s/ JEANNINE GIARDINA
Jeannine Giardina
LoJack Corporation Vice President, Human Resources
Accepted and Agreed:

/s/ THOMAS CAMP                    Dated: August 22, 2013
Thomas Camp
Accepted and Agreed:

/s/ DONALD R. PECK                    Dated: September 3, 2013
Donald R. Peck, Director
LoJack Equipment Ireland Ltd

September 3, 2013

Thomas Camp
[Address]

Dear Tom,

This letter serves as confirmation that we have agreed to the following additional items with respect to outstanding items associated with your separation from LoJack:

•	You will receive reimbursement for any outstanding company-paid expenses in accordance with standard policy for travel & expense reimbursement.

•	You will receive reimbursement for fees associated with the preparation of your 2011 amended tax return and 2012 tax return.

•
As referenced in 'Section 3' of your 'Agreement' dated August 19, 2013, you will are also due vacation time that will be paid to you via check no later than September 6, 2013 with a detailed summary on days paid.

•
Subject to 'Section 9' in your 'Agreement' dated August 19, 2013 pertaining to the return of LoJack property; we have agreed that you may retain the company cell phone (including transfer of service provider to your name and number, [phone number]), iPad and company laptop (with all LoJack files and property removed and kept with LoJack).

•
We have agreed that we will not contest your unemployment. Please direct all inquiries related to employment and reference referrals directly to Jeannine Giardina, VP of Human Resources at LoJack at 781.302.4226.

•	LoJack will reimburse you for reasonable attorney fees associated with the review of the 'Agreement', not to exceed $2,500, so long as you have signed and not revoked your severance agreement.

The parties agree that notwithstanding the provisions of 'Section 16 c' of the 'Agreement' dated August 19, 2013, between LoJack Corporation and Thomas Camp, this separate agreement shall be binding on the parties to it.

Thank you and please contact me if you have any further questions.

Yours truly,

/s/ JEANNINE GIARDINA

Jeannine Giardina
LoJack Coporation Vice President, Human Resources

Accepted and Agreed:

/s/ THOMAS CAMP                    Dated: September 3, 2013
Thomas Camp